FOR IMMEDIATE RELEASE:

ALLIED WORLD ASSURANCE COMPANY APPOINTS BARBARA T. ALEXANDER
TO BOARD OF DIRECTORS

PEMBROKE, BERMUDA — August 12, 2009 – Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced the appointment of Barbara T. Alexander to its Board of Directors. Ms. Alexander has over 35 years of experience in the financial services industry.

Ms. Alexander has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. From 1987 to 1992, Ms. Alexander was a Managing Director in the Corporate Finance Department of Salomon Brothers Inc. From 1972 to 1987, she held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. Ms. Alexander serves as a director of QUALCOMM Incorporated, Centex Corporation and Federal Home Loan Mortgage Corporation (Freddie Mac). Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and has been one of its five Director of the Year honorees for 2008 by the Forum for Corporate Directors.

Allied World President and Chief Executive Officer Scott Carmilani commented, “We are very excited and honored to have Barbara join our Board of Directors. Her knowledge of the financial services industry and her tremendous experience serving on public company boards, for which she has been nationally recognized, will be an asset to our company.”

In addition, Ms. Alexander is an Executive Fellow at the Joint Center for Housing Studies at Harvard University, is past Chairman of the Board of the Joint Center and is a member of the Board’s Executive Committee. She has also been involved with HomeAid America, Habitat for Humanity International and the Covenant House. Ms. Alexander holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas, Fayetteville.

About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States, Europe and Hong Kong. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the ability to recognize the benefits of the Darwin Professional Underwriters, Inc. acquisition; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions including those related to the ongoing financial crisis; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTACT:
Allied World
Media: Faye Cook, VP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com

Investors: Keith J. Lennox, Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com